Exhibit 10.1
Summary of Harmonic 2008 Key Contributor Bonus Plan
On February 4, 2008, the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic Inc. (“Harmonic” or the “Company”) approved the Harmonic 2008 Key Contributor Bonus Plan (the “Plan”).
The participants in the Plan include the following executive officers of the Company:

Name	Position
Patrick J. Harshman	President & Chief Executive Officer
Robin N. Dickson	Chief Financial Officer
Charles J. Bonasera	Vice President, Operations
Nimrod Ben-Natan	Vice President, Marketing
Neven Haltmayer	Vice President, R&D
Under the Plan, payment of a bonus to any participant who is a member of executive management is based on performance against revenue and operating income targets. For other participants, payment of a bonus is generally based on revenue, operating income and departmental financial targets. A minimum threshold must be exceeded for each component before any bonus payment will be made for that component. In the event that the target metrics are surpassed, a participant in the Plan may be awarded a bonus payment up to a maximum of 200% of such participant’s target bonus, subject to the limitation that total awards made under the Plan may not exceed 20% of operating income.
The target bonus of each executive officer is as follows: Patrick J. Harshman — 80% of base salary, all other executive officers — 60% of base salary.
Participants in the Plan must remain employed through the date that a bonus is paid in order to qualify for a bonus payment. Harmonic, in its sole discretion, retains the right to amend, supplement, supersede or cancel the Plan for any reason, and reserves the right to determine whether and when to pay out any bonus amounts, regardless of the achievement of the performance targets.